[MORRISON & FOERSTER LLP LETTERHEAD]


                                January 27, 1997


SBSF Funds, Inc.
45 Rockefeller Plaza
New York, NY 10111

         Re:   Issuance of 94,131,001 Shares of SBSF Funds, Inc.

Ladies and Gentlemen:

     SBSF Funds, Inc. (d/b/a Key Mutual Funds) (the "Company") has requested our opinion in connection with the issuance by the Company of 94,131,001 capital shares of the Company, aggregating the issuance of five separate series (the "Stock") during the period December 1, 1995 through November 30, 1996, inclusive ("Fiscal 1996"). We understand that a copy of this opinion will be provided to the Securities and Exchange Commission pursuant to Rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

     We have examined documents relating to the organization of the Company and the authorization and issuance of shares of the Company. We have also examined a certificate of the Assistant Secretary of the Company, dated January 27, 1997, relating to the number of shares of the Company issued by the Company during Fiscal 1996.

     Based upon and subject to the foregoing and in reliance upon the opinion of Piper & Marbury LLP of January 26, 1996, we are of the opinion that:

     The issuance of the Stock by the Company has been duly and validly authorized by all appropriate corporate action and, assuming delivery by sale or in accord with the Company's dividend reinvestment plan was in accordance with the description set forth in the Company's current prospectuses under the Securities Act of 1933, the Stock has been duly authorized and is validly issued, fully paid and nonassessable.

     We consent to the submission of a copy of this opinion to the Securities and Exchange Commission in connection with the filing of the Company's Rule 24f-2 Notice for Fiscal 1996, as contemplated in Rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

     The opinion given above is subject to the condition that the Company shall have complied with the provisions of any applicable laws, regulations and permits of any state or foreign country in which any of the Stock was sold or was issued in accord with the Company's dividend reinvestment plan.

                                                     Very truly yours,

                                                     /s/ Morrison & Foerster LLP

                                                     Morrison & Foerster LLP